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                  SUBSIDIARIES OF WILMINGTON TRUST CORPORATION

                                   EXHIBIT 21
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Wilmington Trust Corporation has eight direct subsidiaries, Wilmington Trust
Company, a Delaware-chartered bank and trust company, Wilmington Trust of Pennsylvania, a Pennsylvania-chartered bank and trust company, Wilmington Trust FSB, a federally-chartered savings bank headquartered in Maryland, Rodney Square Management Corporation, a registered investment adviser, Wilmington Trust Investment Management, LLC, a registered investment adviser, WT Investments, Inc. and GTBA Holdings, Inc., Delaware holding companies, and Wilmington Trust
(UK) Limited, a holding company organized under the laws of England. Wilmington Trust Company has the following active direct subsidiaries:

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                             Name                                 Jurisdiction
        ---------------------------------------------            ---------------
1.      Brandywine Insurance Agency, Inc.                        Delaware
2.      Brandywine Finance Corporation                           Delaware
3.      Wilmington Trust SP Services, Inc.                       Delaware
4.      Wilmington Trust SP Services (New York), Inc.            Delaware
5.      Wilmington Brokerage Services Company                    Delaware
6.      Wilmington Trust Global Services, Ltd.                   Delaware
7.      WTC Camden, Inc.                                         Delaware
8.      Wilmington Trust (Cayman), Ltd.                          Cayman Islands
9.      Wilmington Trust (Channel Islands), Ltd.                 Channel Islands

Wilmington Trust SP Services, Inc. has three wholly-owned subsidiaries, Special Services Delaware, Inc. and Wilmington Trust SP Services (Delaware), Inc., incorporated in Delaware, and Wilmington Trust SP Services (Nevada), Inc., incorporated in Nevada.

GTBA Holdings, Inc. owns 90% of the equity interests in Grant Tani Barash & Altman, LLC, a registered investment adviser, and 100% of the equity interests in Grant, Tani, Barash & Altman Management, Inc., a registered investment adviser.

Wilmington Trust (UK) Limited owns SPV Management Limited and SPV Advisers Limited, corporations organized under the laws of England. SPV Management Limited owns Lord SPV Limited, a corporation organized under the laws of England, SPV Management (Dublin) Limited, a corporation organized under the laws of Ireland, SPV Management (Italia) SRL, a corporation organized under the laws of Italy, SPV Jersey Limited, a corporation organized under the laws of the Channel Islands, and SPV Management Cayman Limited, a corporation organized under the laws of the Cayman Islands. SPV Management Limited also owns a 51% interest in Bedell SPV Management (Jersey) Limited, a corporation organized under the laws of the Channel Islands.